AGREEMENT AND PLAN OF REORGANIZATION

by and among

PROGENICS PHARMACEUTICALS, INC.,

PROGENICS PHARMACEUTICALS NEVADA, INC.

UR LABS, INC.

and

SHAREHOLDERS OF UR LABS, INC.

Dated as of December 22, 2005

                                            TABLE OF CONTENTS

i

Exhibits

Exhibit A - Definitions and Defined Terms
Exhibit B - Patents and Patent Applications
Exhibit C - Escrow Agreement
Exhibit D - Bill of Sale
Exhibit E - Assignment and Assumption Agreement
Exhibit F - Chicago License Assignment Agreement
Exhibit G - URL-Goldberg Consent and Assignment Agreement
Exhibit H - PGNX-URL Consent and Assignment Agreement
Exhibit I - Patent Assignment
Exhibit J - Registration Rights Agreement
Exhibit K - Cross Release

Annexes

Annex 2.1 - Balance Sheet and Income Statement

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of December 22, 2005 by and among Progenics Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Progenics Pharmaceuticals Nevada, Inc., a Nevada corporation (“Purchaser”); UR Labs, Inc., a Nevada corporation (“Seller”); and Eric L. Drell, Eliot R. Drell, and Ethel Drell, Trustee of the Drell Family Trust U/A dated 4/28/88, the shareholders of Seller (each a “Shareholder” and, collectively, the “Shareholders”).

RECITALS:

WHEREAS, Seller is engaged in the business of pharmaceutical development and licensing (the “Business”);

WHEREAS, Seller wishes to transfer substantially all of its assets related to the Business to Purchaser solely in exchange for 500,000 shares of Parent’s Common Stock (as defined below) in a transaction intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, it being contemplated by Seller and Parent that Seller will thereafter, as an integral part of the transactions contemplated by this Agreement, distribute the shares of Parent to the Shareholders in complete liquidation of Seller and dissolve Seller; and

WHEREAS, certain parties hereto and others have executed a Cross Release dated the date hereof relating to certain of the assets that are the subject of this Agreement, which is attached as Exhibit K hereto.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

Section 1.1  Definitions and Defined Terms.

Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

ARTICLE II

PURCHASE OF ASSETS

Section 2.1  Purchase and Sale of Transferred Assets.

On the terms and subject to the conditions set forth herein, at the Closing as described in Article V hereto, Seller shall, and the Shareholders shall cause Seller to, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, good and valid title to, and all of Seller’s rights and interests in, all of the rights, properties and assets used in or held for use in, necessary for or otherwise relating to the Business, other than the Excluded Assets (collectively, the “Transferred Assets”), free and clear of all Liens (other than Permitted Liens), including, without limitation, good and valid title to, and all rights and interests in, the following:

(a)  All assets reflected on the balance sheet as of April 30, 2005 relating to the Business (the “Balance Sheet”) and all assets used to generate revenue and income reflected on the summary of operations statement relating to the Business for the year ended April 30, 2005 (the “Income Statement”), which Balance Sheet and Income Statement are set forth in Annex 2.1(a), other than, in each case, assets disposed of after the date of such Balance Sheet and Income Statement and on or prior to the Closing in the ordinary course of business consistent with past practice.

(b)  All assets used, or held for use in, necessary for or otherwise relating to the Business acquired in the ordinary course of business consistent with past practice after April 30, 2005 and on or prior to the Closing Date.

(c)  All Contracts relating to the Business, including, without limitation, the Chicago License Agreement, the URL-Goldberg Agreement and the Exclusive Sub-License Agreement.

(d)  All general intangibles and intangible property, including, without limitation, all Proprietary Rights and agreements relating thereto that are used or held for use in, necessary for or otherwise relating to the Business, including, without limitation, all of Seller’s rights and goodwill included therein and in the patents and patent applications listed in Exhibit B hereto.

(e)  All books and records relating to the Chicago License Agreement, the URL-Goldberg Agreement and the Exclusive Sub-License Agreement.

The Contracts included in the Transferred Assets, including, without limitation, those listed above, are hereinafter collectively referred to as the “Assumed Contracts.”

Section 2.2  Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, cash, bank deposits, securities held in brokerage accounts, computers and office equipment located in the home of any Shareholder and any physical inventory of Azaribine and its cogeners and derivatives (“Azaribine”), the lease for a storage facility in Carson City, NV and the contents of such storage facility (collectively, the “Excluded Assets”) will not be included in the Transferred Assets.

ARTICLE III

ASSUMPTION OF LIABILITIES

Section 3.1  Assumed Liabilities. At the Closing, Parent and Purchaser will not assume or agree to undertake to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation, indebtedness or Taxes of Seller or of any other Person or in any way relating to the Business (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise), other than, in the case of the Purchaser, the obligations and liabilities of Seller from and after the Closing Date pursuant to the terms of the Assumed Contracts, to the extent, and only to the extent, that such Assumed Contracts are actually assigned to Purchaser and such liabilities and obligations relate to the period from and after the Closing (the “Assumed Liabilities”).

Section 3.2  Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Parent and Purchaser do not assume or agree or undertake to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation, indebtedness or Taxes of Seller or of any other Person or in any way relating to the Business (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise) other than, in the case of the Purchaser, the Assumed Liabilities (such liabilities and obligations retained by Seller, including, without limitation, (i) notes payable by Seller and any other indebtedness of Seller, (ii) liability associated with the physical inventory of Azaribine, (iii) lease for storage facility in Carson City, NV, (iv) liability associated with the contents of such storage facility, and all other liabilities and obligations with respect to the Excluded Assets, being referred to herein as the “Retained Liabilities”). It is specifically agreed that Seller shall remain liable for all of the Retained Liabilities.

ARTICLE IV

PURCHASE PRICE

Section 4.1  Purchase Price. In consideration of the conveyance to Purchaser of all right, title and interest in and to the Transferred Assets and the other rights granted to Parent and Purchaser hereunder, and subject to the terms and conditions hereof:

(a)  Purchaser shall, at Closing, assume the Assumed Liabilities; and

(b)  Parent shall, at Closing, pay an aggregate purchase price (the “Purchase Price”) of 500,000 shares of voting common stock, par value $0.0013 (“Common Stock”), of Parent, adjusted in accordance with the terms of this Article IV and Section 9.5 hereto, as applicable, which shall be delivered by issuing and delivering a facsimile of the following stock certificates at Closing, and instructing the Company’s transfer agent to deliver by overnight courier the original stock certificates no later than two (2) Business Days following the date hereof:

(i)  One stock certificate registered in the name of Seller representing 300,000 shares of Common Stock (the “Closing Date Shares”); and

(ii)  One stock certificate registered in the name of JPMorgan Chase Bank (the “Escrow Agent”), as nominee for the Seller, representing 200,000 shares of Common Stock (the “Escrow Shares” and, together with the Closing Date Shares, the “Shares”).

Section 4.2  Indemnification Escrow. The Escrow Shares delivered to the Escrow Agent in accordance with Section 4.1(b)(ii) shall be held by the Escrow Agent and shall be paid in whole or in part in accordance with the terms of the Escrow Agreement by and among Parent, Seller, the Shareholders, the Shareholder Representative and the Escrow Agent attached hereto as Exhibit C (the “Escrow Agreement”) to:

(a)  Purchaser Indemnified Parties to the extent necessary to satisfy any obligation of the Seller and the Shareholders pursuant to Article IX, and

(b)  Seller on the date that is sixteen (16) months following the Closing Date, to the extent that the remaining Escrow Shares, if any, exceed the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Purchaser Indemnified Parties asserted on or prior to such date pursuant to Article IX.

      ARTICLE V
CLOSING

Section 5.1  Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will be coordinated from the offices of Purchaser’s counsel, on December 22, 2005 or at such other time and place and on such other date as Purchaser and Seller shall agree in writing (the “Closing Date”); provided that the effective time of the Closing shall be 12:01 a.m. of the Closing Date.

Section 5.2  Deliveries at Closing. At the Closing:

(a)  Seller shall, and the Shareholders shall cause Seller to, deliver or cause to be delivered to Parent and/or Purchaser (as applicable) the following:

(i)  the Escrow Agreement, duly executed by Seller, the Shareholders and the Shareholder Representative;

(ii)  a Bill of Sale, duly executed by Seller, in substantially the form attached hereto as Exhibit D (the “Bill of Sale”);

(iii)  an Assignment and Assumption Agreement, duly executed by Seller, in substantially the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”);

(iv)  Chicago License Assignment Agreement to assign the Chicago License Agreement from Seller to Purchaser, duly executed by Seller, in substantially the form attached hereto as Exhibit F (the “Chicago License Assignment Agreement”);

(v)  URL-Goldberg Consent and Assignment Agreement, duly executed by Seller, in substantially the form attached hereto as Exhibit G (the “URL-Goldberg Consent and Assignment Agreement”);

(vi)  PGNX-URL Consent and Assignment Agreement to assign the Exclusive Sublicense Agreement from Seller to Purchaser, duly executed by Seller, in substantially the form attached hereto as Exhibit H (the “PGNX-URL Consent and Assignment Agreement”);

(vii)  Patent Assignment Agreement, duly executed by Seller, in substantially the form attached hereto as Exhibit I (the “Patent Assignment Agreement”);

(viii)  Registration Rights Agreement, duly executed by the Seller and the Shareholders, in substantially the form attached as Exhibit J hereto (the “Registration Rights Agreement”);

(ix)  releases, in form and substance reasonably satisfactory to Parent, evidencing discharge, removal and termination of all Liens (other than Permitted Liens) to which any Transferred Assets being conveyed at the Closing are subject, which releases shall be effective at or prior to the Closing;

(x)  a certificate, dated the Closing Date, duly executed by the President of Seller, on behalf of Seller, certifying as to (a) the attached copy of the action by unanimous written consent of the Board of Directors of Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded, and (b) the attached copy of the action by written consent of the Shareholders authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the action thereby certified has not been amended, modified, revoked or rescinded; and

(xi)  such other duly executed documents and certificates as may be required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Parent prior to the Closing.

(b)  The Shareholders shall deliver, or cause to be delivered to Purchaser, the following:

(i)  the Escrow Agreement, duly executed by the Shareholders and the Shareholder Representative;

(ii)  such other duly executed documents and certificates as may be required to be delivered by the Shareholders pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser prior to the Closing.

(c)  Parent shall deliver, or cause to be delivered to Seller, the following:

(i)  a facsimile copy of the stock certificate, registered in the name of Seller, representing the Closing Date Shares;

(ii)  the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(iii)  the Bill of Sale, duly executed by Purchaser;

(iv)  the Assignment and Assumption Agreement, duly executed by Purchaser;

(v)  the Registration Rights Agreement, duly executed by the Parent;

(vi)  the Chicago License Assignment Agreement, duly executed by Purchaser;

(vii)  the URL-Goldberg Consent and Assignment Agreement, duly executed by Purchaser;

(viii)  The PGNX-URL Consent and Assignment Agreement, duly executed by Purchaser;

(ix)  The Patent Assignment Agreement, duly executed by Purchaser;

(x)  a certificate, dated the Closing Date, duly executed by Parent, certifying as to the attached copy of the resolutions of the Board of Directors of Parent authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the action thereby certified has not been amended, modified, revoked or rescinded;

(xi)  such other duly executed documents and certificates as may be required to be delivered by Parent or Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller prior to the Closing; and

(xii)  a certificate, dated the Closing Date, duly executed by Purchaser, certifying as to (a) the attached copy of the action by written consent of the Board of Directors of Purchaser authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the action thereby certified has not been amended, modified, revoked or rescinded and (b) the attached copy of the action by written consent of the sole shareholder of Purchaser authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the action thereby certified has not been amended, modified, revoked or rescinded.

(d)  Parent shall deliver, or cause to be delivered to the Shareholders, the following such other duly executed documents and certificates as may be required to be delivered by Parent or Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by the Shareholders prior to the Closing.

(e)  Parent and Seller shall deliver, or cause to be delivered to the Escrow Agent, the following:

(i)  The Escrow Agreement duly executed by Parent, Seller, the Shareholders and the Shareholder Representative; and

(ii)  a facsimile copy of the stock certificate representing the Escrow Shares, in form and substance reasonably satisfactory to Purchaser, Seller and the Escrow Agent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

Except as otherwise disclosed to Parent in a schedule delivered to Parent by Seller and the Shareholders prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article VI to which the information in such schedule relate) (the “Disclosure Schedule”), Seller and the Shareholders, jointly and severally, represent and warrant to Parent and Purchaser as follows:

Section 6.1  Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State Nevada and has all requisite corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business (including, without limitation, the Business) as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it (including, without limitation, the Business) or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 6.2  Authorization and Effect of Agreement. Seller has all requisite corporate power and Seller and the Shareholders have all requisite legal authority to execute and deliver this Agreement and the Collateral Agreements to which they are or are proposed to be a party and to perform their respective obligations hereunder and under any such Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements by Seller and the Shareholders and the performance by Seller and the Shareholders of their respective obligations hereunder and thereunder, as the case may be, and the consummation by Seller and the Shareholders of the transactions contemplated hereby and thereby, as the case may be, have been duly authorized by its Boards of Directors and all of the shareholders of the Seller, in the case of Seller, and no other corporate or other action on the part of any of Seller or the Shareholders is necessary to authorize the execution and delivery of this Agreement and the Collateral Agreements to which they are or are proposed to be a party or the consummation of the transactions to which they are or are proposed to be a party contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller and the Shareholders and constitutes a legal, valid and binding obligation of Seller and the Shareholders, enforceable against Seller and the Shareholders in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

Section 6.3  Consents and Approvals; No Violations. No filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary for consummation of the transactions contemplated by this Agreement or any Collateral Agreements. Neither the execution and delivery of this Agreement or any Collateral Agreement by Seller or the Shareholders who are or are proposed to be a party nor the consummation by Seller or the Shareholders of the transactions contemplated by this Agreement or any Collateral Agreement to which they are or are proposed to be a party nor compliance by Seller or the Shareholders with any of the provisions hereto or thereto will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any Contract to which Seller or any Shareholder is a party or may be subject or which is included in the Transferred Assets or the Assumed Liabilities or (c) violate any Permit or Law applicable to Seller or any Shareholder, the Transferred Assets, the Assumed Liabilities or the Business, except in the case of clauses (b) or (c), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 6.4  No Third Party Options. Except for this Agreement, there are no existing agreements, options, commitments or other rights granting any Person the right to acquire Seller’s or any Shareholder’s right, title or interest in or to any of the Transferred Assets or any interest therein.

Section 6.5  Permits; Compliance with Law.

(a)  Seller holds all Permits necessary for the lawful conduct of the Business under and pursuant to all applicable Laws, except where the failure to hold any such Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b)  The Business is being and has been conducted in compliance, in all material respects, with all Permits and applicable Laws.

Section 6.6  Litigation. There is no action, proceeding, claim, suit, opposition, challenge, cancellation proceeding, reexamination, interference proceeding, charge or investigation (collectively, “Proceedings”) pending or, to Seller’s and each Shareholder’s knowledge, threatened, that questions the validity of this Agreement or any Collateral Agreement or any action taken or to be taken in connection with this Agreement or any Collateral Agreement. There are no Proceedings pending or, to Seller’s and each Shareholder’s knowledge, threatened that relate to the Transferred Assets, the Assumed Liabilities or the Business. There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Transferred Assets, the Assumed Liabilities or the Business or that restrict the ownership or use of the Transferred Assets, the Assumed Liabilities or the Business in any way.

Section 6.7  Assets Necessary to Business; No Other Agreements. The Transferred Assets and the Excluded Assets constitute all of the rights, properties and assets used or held for use in or necessary for the conduct or operation of the Business as presently conducted. Other than the Excluded Assets, immediately following the Closing, none of Seller or the Shareholders (or any of their respective Affiliates) will own or lease any rights, properties or assets which are used or held for use in or necessary for the conduct of the Business as presently conducted. Other than the Chicago License Agreement, the URL-Goldberg Agreement and Exclusive Sub-License Agreement, neither Seller nor the Shareholders are party to any Contract relating to the Compound. Other than the Chicago License Agreement, neither Seller nor the Shareholders are party to any Contract with the University of Chicago. Neither Seller nor any Shareholder has entered into any agreement or arrangement which conflicts with Seller’s obligations under the Exclusive Sub-License Agreement, the URL-Goldberg Agreement or the Chicago License Agreement or that restricts, impairs or renders conditional the rights granted to Purchaser under the Exclusive Sub-License Agreement, the URL-Goldberg Agreement or the Chicago License Agreement.

Section 6.8  Financial Statements.

(a)  Section 6.8(a) of the Disclosure Schedule sets forth the unaudited balance sheets, summary of operations and statements of unappropriated retained earnings for the Business as of and for the year ended April 30, 2004 and April 30, 2005 (collectively, the “Financial Statements”).

(b)  The balance sheets included in the Financial Statements fairly present in all material respects the financial position of the Business as of the date thereof and the summary of operation statements included in the Financial Statements fairly present in all material respects the financial position and the results of operations of the Business as of and for the period then ended. The Financial Statements have been prepared in accordance with the books and records of the Business consistent with past practice.

Section 6.9  Absence of Certain Changes. Since December 31, 2004, (a) Seller has operated the Business in the ordinary course of business consistent with past practice and (b) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

Section 6.10  No Default. None of Seller or the Shareholders have committed, or received notice of, any default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation or loss of any material benefit) of any term, condition or provision of (a) any Contract to which Seller or any Shareholder is a party or may be subject that is included in the Transferred Assets or the Assumed Liabilities or otherwise relates to or affects the Business or (b) any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Business or any of the Transferred Assets or the Assumed Liabilities.

Section 6.11  Contracts.

(a)  Section 6.11(a) of the Disclosure Schedule sets forth a complete and accurate list of all material Contracts relating to the Business and any Contract relating to the Compound.

(b)  Section 6.11(b) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts requiring consent to the assignment thereof to Purchaser (individually, a “Contract Requiring Consent” and collectively, the “Contracts Requiring Consent”).

(c)  (i) Each Contract included in the Transferred Assets or the Assumed Liabilities is legal, valid, binding and enforceable against Seller or any of the Shareholders party thereto, as the case may be, and to Seller’s and each Shareholder’s knowledge, against each other party thereto, is in full force and effect and will continue to be so legal, valid, binding and enforceable and in full force and effect following the assignment of such Contract at the Closing, and (ii) none of Seller or any of the Shareholders and, to Seller’s and each Shareholder’s knowledge, no other party, is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of any benefits under any such Contract, except in each case as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(d)  Seller has delivered to Parent complete and accurate copies of each Contract, or where they are oral, complete and accurate written summaries thereof, listed in Section 6.11(a) of the Disclosure Schedule. Since December 31, 2004, there has been no material modification, waiver, breach or termination of any such Contract or any material provision thereto. To the knowledge of Seller and each Shareholder, no modification, waiver, breach or termination of any Contract listed in Section 6.11(a) of the Disclosure Schedule is contemplated and no Contract listed in Section 6.11(a) of the Disclosure Schedule (other than those so noted in the Disclosure Schedule) is terminable or cancelable as a result of the consummation of the transactions contemplated in this Agreement.

(e)  There are no non-competition or non-solicitation agreements or any similar agreements or arrangements that would restrict or hinder the operation or conduct of the Business or use of any of the Transferred Assets or any “earn-out” agreements or arrangements to which Seller or any Shareholder is a party or to which Seller, any Shareholder, the Business or the Transferred Assets is or may be subject (other than this Agreement or pursuant to this Agreement).

Section 6.12  Employees. Seller does not have any employees.

Section 6.13  Title to Assets. Seller is the sole owner or exclusive licensee of, or has the right to use, and has good, valid and marketable title to, the Transferred Assets free and clear of any Liens (other than Permitted Liens).

Section 6.14  Assignment of Contracts. No provision of any Contract, arrangement, understanding or Law or other item which binds or may bind the Business or is included in the Transferred Assets or the Assumed Liabilities, prevents, materially hinders or would prevent or materially hinder the Business from assigning the Assumed Contracts or arrangements, other than any necessary consent listed on Schedule 6.11(b).

Section 6.15  Environmental. (i) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, there has been no Release or threatened Release of any Hazardous Substance from, onto or under any of the properties (including, without limitation, soils, groundwater, surface water, buildings or other structures) currently or formerly owned, leased or operated by Seller or the Business, and (ii) Seller has provided to Parent copies of all material reports in the possession of Seller, including, without limitation, “Phase I,” “Phase II,” “environmental assessment” and similar reports, relating to the environmental condition of the Business or the Transferred Assets or the compliance of Seller, the Business or the Transferred Assets with Environmental Laws.

Section 6.16  No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by Seller or any Shareholder in connection with any of the transactions contemplated by this Agreement.

Section 6.17  No Misleading Statements. The representations and warranties made by Seller and the Shareholders in this Agreement, including, without limitation, the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact.

Section 6.18  Employee Benefits. Since December 31, 2004, the Seller has not had any Benefit Plans or been party to or participated in any Benefit Plans.

Section 6.19  Taxes.

(a)  All Tax Returns required to be filed and relating in any manner to any of the Transferred Assets or the Business have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct and complete in all material respects.

(b)  Seller has paid, or caused to be paid, all Taxes due with respect to any of the Transferred Assets or the Business whether or not shown (or required to be shown) on a Tax Return.

(c)  There has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Transferred Assets or the Business from any Taxing Authority which has not been fully paid or finally settled. There are no current audits or examinations of, and no notice of audit or examination of, any Tax Return that relates to any of the Transferred Assets or the Business. Seller has not given nor has there been given on Seller’s behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Transferred Assets or the Business.

(d)  Seller has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to the appropriate Taxing Authority, including, without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

(e)  No claim has ever been made by any Taxing Authority with respect to any of the Transferred Assets or the Business in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction.

(f)  There are no encumbrances or security interests on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for Liens for real and personal property Taxes that are not yet due and payable, there are no Liens for any Tax upon any Transferred Asset. Neither Parent nor Purchaser will be liable for, and none of the Transferred Assets will be subject to a Lien with respect to, any Taxes arising out of, relating to or in respect of the Business or any of the Transferred Assets for any tax period or portion thereof ending on or after the Closing Date.

(g)  None of the Transferred Assets is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(h)  The Transferred Assets do not include any shares of capital stock of, or any other interest in, any Affiliate of Seller, or any other Person.

(i)  For purposes of this Agreement:

(i)  “Tax” and “Taxes” mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon, measured by, or with respect to income, net income, gross income, earnings, profits or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalty, and addition thereto. “Taxes” also includes any liability as a transferee or successor, by contract or otherwise for any item listed in the previous sentence.

(ii)  “Tax Return” means any return, declaration, report, claim, election, notice or information return or statement or other document (including, without limitation, any related or supporting information, schedules, or exhibits) filed or required to be filed with any federal, state, local or foreign Governmental Authority or other authority in connection with any Tax or estimated Tax.

Section 6.20  Proprietary Rights.

(a)  To the knowledge of the Seller and each Shareholder, the representations, warranties, agreements and other statements contained in Section 8.1 of the Exclusive Sublicense Agreement are true and correct as of the date hereof. Exhibit B identifies all U.S. and foreign Patent Rights in the possession of Seller or any of the Shareholders used in, held for use in, necessary for or otherwise relating to the Business (including, without limitation, all Patent Rights that cover the Compound or any formulation of, process for preparing, intermediates for preparing, uses of, packaging or means of delivery of the Compound, collectively, the “Business Patents”) by disclosing as applicable for each such Patent Right: (i) country, (ii) title, (iii) application number, (iv) application filing date, (v) patent number, (vi) patent issue date, (vii) all inventors, (viii) all owners, co-owners and/or assignees, and (viv) all Liens (other than Permitted Liens) including, without limitation, exclusive and nonexclusive licenses.

Section 6.21  Ownership. The Shareholders directly own all of the issued and outstanding equity securities of Seller and all rights, to the extent such rights exist, to purchase or otherwise receive equity securities of Seller.

Section 6.22  Business. Since its inception, Seller has engaged in no activities or operations other than the Business.

Section 6.23  Entirely for Own Account. Seller and the Shareholders are acquiring the Shares for investment for their own account, not as nominees or agents, and not with a view to the resale or distribution of any part thereof, and have no present intention of selling, granting any participation, or otherwise distributing the Shares, except, with respect to Seller, as required to effectuate the reorganization contemplated by this Agreement.

Section 6.24  Disclosure of Information. Seller has received all the information from Parent and its management that Seller considers necessary or appropriate for deciding whether to acquire the Shares hereunder. Seller further represents that it has had an opportunity to ask questions of Parent regarding Parent’s business, management and financial affairs and such questions were answered to its satisfaction.

Section 6.25  Investment Experience and Accredited Investor Status. Each Shareholder is an accredited investor (as defined in Regulation D promulgated under the Securities Act) and acknowledges that it is able to fend for itself, and bear the economic risk of its investment in Parent and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares hereunder.

Section 6.26  Restricted Securities. Seller understands that the Shares, when issued, will be restricted securities under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 6.27  Legends. The Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act and, if requested by Parent’s transfer agent, Parent is furnished with an opinion of legal counsel reasonably satisfactory to Parent, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) Parent first shall have been furnished with an opinion of legal counsel reasonably satisfactory to Parent, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act. It is understood that the certificates evidencing the Shares will bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of a registration statement in effect with respect to the securities under such Act or, if requested, an opinion of counsel satisfactory to Parent is obtained to the effect that such registration is not required.”

Section 6.28  Univertical Transfer.

(a)  The Assignment and Assumption Agreement (the “Univertical Assignment”) by and among the Seller, Univertical Ria Labs, Incorporated (“Univertical”) and the shareholders of Univertical was duly executed by the parties thereto and delivered to the Parent prior to the date hereof, has not been amended and is in full force and effect.

(b)  The Univertical Assignment duly and validly conveyed all assets and liabilities of Univertical, including any assets and liabilities conveyed to the shareholders of Univertical upon the dissolution of Univertical, to the Seller.

(c)  At the time of execution of the Univertical Assignment no Person other than the Shareholders owned or controlled directly or indirectly, and no Person other than the Shareholders, William Drell and Elizabeth Gayle Slatter has ever owned or controlled directly or indirectly, any capital stock or other securities of, or any ownership interests in, Univertical.

(d)  All capital stock, securities and ownership interests in Univertical held by William Drell were conveyed to The Drell Trust prior to the effective date of the Univertical Assignment and remain the property of The Drell Trust other than any distribution thereof to any of the Shareholders.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, represent and warrant to Seller and the Shareholders as follows:

Section 7.1  Corporate Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser is a corporation duly incorporated, validly existing and in good standing under laws of the State of Nevada. Each of Parent and Purchaser has full power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. Each of Parent and Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 7.2  Authorization and Effect of Agreement. Each of Parent and Purchaser has the full power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by each of Parent and Purchaser of this Agreement and the Collateral Agreements to which it is a party and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against them in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

Section 7.3  Consents and Approvals; No Violations. No filing with, and no Permit or Consent of any Governmental Authority is necessary for the consummation by Parent or Purchaser of the transactions contemplated by this Agreement and any Collateral Agreements. Neither the execution and delivery of this Agreement and any Collateral Agreement by each of Parent or Purchaser nor the consummation by each of Parent or Purchaser of the transactions contemplated by this Agreement and any Collateral Agreements to which it is a party, nor compliance by Parent or Purchaser with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of their respective certificates of incorporation or by-laws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any Contract to which Parent or Purchaser is a party or by which either Parent or Purchaser or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent or Purchaser, or any of their properties or assets, except in the case of clauses (b) or (c) for violations, breaches or defaults which would not, in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 7.4  No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 7.5  SEC Reports. Since January 1, 2003, Parent has filed all required reports, schedules, forms, statements and other documents with the SEC (the “Parent SEC Documents”), except where the failure to file such Parent SEC Documents would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), results of operations of Parent or the timely consummation of the transactions contemplated by this Agreement. As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and no Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.6  Financial Statements. Parent made available to Seller (i) Parent’s audited financial statements for the year ended December 31, 2004 contained in Parent’s annual report on Form 10-K (the “Audited Financial Statements”); and (ii) Parent’s unaudited financial statements for the quarter ended March 31, 2005, the quarter ended June 30, 2005 and the quarter ended September 30, 2005 contained in Parent’s quarterly reports on Form 10-Q (collectively with the Audited Financial Statements, “Parent Financial Statements”). Parent Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in such Parent Financial Statements or the notes thereto or as permitted by Form 10-Q) and fairly present in all material respects the financial condition and operating results of Parent as of the dates, and for the periods, indicated therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 7.7  Parent Common Stock. When issued to Seller as the Purchase Price in accordance with the terms hereof, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     ARTICLE VIII

COVENANTS

Section 8.1  Access. Seller shall, and the Shareholders shall cause Seller to, afford to officers, employees, accountants, counsel and other representatives of Parent reasonable access to all of the assets, properties, personnel, books and records of Seller relating to the Business, the Transferred Assets and the Assumed Liabilities.

Section 8.2  Notification. Seller and the Shareholder Designee shall promptly notify Parent, and Parent shall promptly notify Seller and the Shareholder Designee, of any litigation, arbitration or administrative proceeding (including, without limitation, interference proceedings and reexaminations) pending or, to their knowledge, threatened against Seller, any of the Shareholders, Purchaser or Parent, as the case may be, which challenges the transactions contemplated by this Agreement or any Collateral Agreement.

Section 8.3  No Inconsistent Action. None of Purchaser, Parent, Seller or any of the Shareholders will take any action which is inconsistent with its respective obligations under this Agreement.

Section 8.4  Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Collateral Agreements and to provide the other party with the intended benefits of this Agreement and the Collateral Agreements. Without limiting the foregoing, upon reasonable request of Parent or Purchaser, Seller shall, the Shareholders shall cause Seller to, and Seller and the Shareholders shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in, to and under the Transferred Assets. If any party to this Agreement shall, following the Closing, have in its possession any asset or right (including, without limitation, with respect to any Proprietary Rights) which under this Agreement should have been delivered to the others, such party shall promptly deliver such asset or right to the others.

Section 8.5  Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar taxes, and any penalties, interest and additions to tax, incurred in connection with this Agreement or the transfer of the Business and the Transferred Assets shall be the responsibility of and be timely paid by Seller. Seller, the Shareholders and Parent shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 8.6  Bulk Sales Laws. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including, without limitation, Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction (“Bulk Sales Laws”). This provision shall not be deemed to in any way limit the indemnity provided for in Article IX hereto.

Section 8.7  Confidentiality. The parties hereto agree that all information shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of October 17, 2005, between Parent and Seller.

Section 8.8  Non-Competition. From the Closing and for a period of three (3) years thereafter, the Seller and the Shareholders shall not, and shall cause their Affiliates not to, directly or indirectly, lend funds to, or provide any management, consulting, financial, administrative or other services to, or own any interest or invest in, any business engaged in developing, licensing, commercializing or manufacturing any pharmaceutical product that competes with pharmaceutical products or product candidates containing the Compound as an active ingredient developed or commercialized by Parent, Purchaser or any other Affiliate of Parent.

Section 8.9  Market Listing. Parent shall use commercially reasonable efforts to effect the listing of the Shares on the NASDAQ National Market.

Section 8.10  Certain Agreements.  Seller and the Shareholders acknowledge that, as of the date hereof, Parent is current in all payment obligations required by the Exclusive Sub-License Agreement, and each of Seller and the Shareholders irrevocably waive any claims to the contrary. Seller and each of the Shareholders irrevocably waive any claims that, prior to the date hereof, Parent failed to satisfy any of the diligence requirements set forth in Article 4 of the Exclusive Sub-License Agreement. Seller and each of the Shareholders irrevocably waive any claims that, prior to the date hereof, Parent failed to fulfill any of its obligations under the Exclusive Sub-License Agreement, or otherwise failed to comply with the terms and conditions of the Exclusive Sub-License Agreement.

Section 8.11  Covenant to Provide Legal Opinions. With respect to the Shares, Parent covenants and agrees that at such time(s) that such shares (or any portion thereof) are sold pursuant to Rule 144 under the Securities Act, if requested by Parent’s transfer agent, Parent shall furnish (or cause to be furnished) to its transfer agent an opinion of legal counsel, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act; provided that Parent shall have received from the Seller or the Shareholders, as applicable, customary documentation relating to such sale or transfer, including a seller’s representation letter, a broker’s representation letter and completed Form 144.

Section 8.12  Certain Tax Matters. Neither Parent nor Purchaser will knowingly take any position on any Tax Return that is inconsistent with the transaction described in this Agreement qualifying as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1  Survival of Indemnification Rights. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller and the Shareholders contained in Article VI hereto shall survive the Closing and remain in full force and effect for a period of sixteen (16) months following the Closing Date and, if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof; provided that (i) the representations and warranties contained in Section 6.19 (Taxes) shall survive and remain in full force and effect until sixty (60) calendar days after the expiration of the applicable statute of limitations (including any extension thereof) and (ii) any representation or warranty that is fraudulently given shall remain in full force and effect indefinitely. The covenants and agreements of Seller and the Shareholders contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. None of the Closing, Parent’s waiver of any condition to the Closing or Parent’s knowledge of any breach prior to the Closing, shall constitute a waiver of any of the rights Parent may have hereunder.

Section 9.2  Indemnification Obligations. Provided that a notice of claim is delivered in accordance with Section 9.3(a), Seller and the Shareholders shall jointly and severally indemnify, defend and hold harmless Parent, Purchaser and any subsidiary, associate, Affiliate, director, officer, stockholder or agent of Purchaser or Parent, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Purchaser Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all out-of-pocket losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

(a)  any inaccuracy in, or breach of, any representation or warranty made by Seller or any of the Shareholders under this Agreement or any Collateral Agreement;

(b)  any material breach or non-fulfillment of any covenant or agreement on the part of Seller or any of the Shareholders under this Agreement or any other Collateral Agreement;

(c)  the ownership or operation of the Transferred Assets or the conduct or operation of the Business or the activities of Seller or any of the Shareholders in connection with the Transferred Assets or the Business on or prior to the Closing Date;

(d)  any applicable Bulk Sales Laws as a result of the actions contemplated by Section 8.6 hereto;

(e)  any fees, expenses or other payments incurred or owed by Seller or any of the Shareholders to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement;

(f)  the Retained Liabilities;

(g)  any disputes among the shareholders and former shareholders of the Seller or Univertical and their estates, heirs, beneficiaries or others relating to the allocation or distribution of the Purchase Price; or

Section 9.3  Indemnification Procedure.

(a)  If any Purchaser Indemnified Party intends to seek indemnification pursuant to this Article IX, such Purchaser Indemnified Party shall promptly notify Seller and the Shareholders (the “Indemnifying Parties”), in the case of the Shareholders by delivering notice to the Shareholder Designee, in writing of such claim. The Purchaser Indemnified Party will provide the Indemnifying Parties, in the case of the Shareholders by delivering notice to the Shareholder Designee, with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Parties are materially prejudiced thereby.

(b)  If such claim involves a claim by a third party against the Purchaser Indemnified Parties, the Indemnifying Parties may, within thirty (30) calendar days after receipt of such notice and upon notice to the Purchaser Indemnified Parties, assume, through counsel of their own choosing and at their own expense, the settlement or defense thereof, and the Purchaser Indemnified Parties shall reasonably cooperate with them in connection therewith; provided that the Purchaser Indemnified Parties may participate in such settlement or defense through counsel chosen by it; provided further that if the Purchaser Indemnified Parties reasonably determine that representation by the Indemnifying Parties’ counsel of the Indemnifying Parties and the Purchaser Indemnified Parties may present such counsel with a conflict of interests, then the Indemnifying Parties shall pay the reasonable fees and expenses of the Purchaser Indemnified Parties’ counsel. Notwithstanding anything in this Section 9.3 to the contrary, no Indemnifying Parties may, without the prior written consent of the Purchaser Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Parties are contesting any such claim in good faith, the Purchaser Indemnified Parties shall not pay or settle any such claim without the Indemnifying Parties’ consent, such consent not to be unreasonably withheld. If the Indemnifying Parties are not contesting such claim in good faith, then the Purchaser Indemnified Parties may conduct and control, through counsel of their own choosing and at the expense of the Indemnifying Parties, the settlement or defense thereof, and the Indemnifying Parties shall cooperate with it in connection therewith. The failure of the Purchaser Indemnified Parties to participate in, conduct or control such defense shall not relieve the Indemnifying Parties of any obligation it may have hereunder.

Section 9.4  Tax Treatment of Indemnification. For all Tax purposes, the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

Section 9.5  Relation of Indemnity to Escrow Shares. The Escrow Agent shall release to the Purchaser Indemnified Parties an amount of Escrow Shares such that the value of the released Escrow shares is equal to any amount that is owed hereunder by the Indemnifying Parties to any Purchaser Indemnified Party at such time in accordance with the terms of the Escrow Agreement. Such Escrow Shares shall be valued at the last reported sales price of the Common Stock as of the end of regular trading hours as reported on the NASDAQ National Market, NASDAQ Capital Market or any other national securities exchange or nationally recognized trading system on which the Common Stock is then listed or approved for quotation on the day immediately preceding the day such Escrow Shares are delivered to the Purchaser Indemnified Party by the Escrow Agent or if not so listed or approved for quotation, at the fair market value as determined by an independent valuation firm appointed by Parent. The rights of any Purchaser Indemnified Party under the preceding sentence are in addition to any other rights and remedies that such Purchaser Indemnified Party may have under this Agreement.

Section 9.6  Aggregate Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, the aggregate indemnification liability of Seller and/or the Shareholders under this Agreement for a claim made pursuant to Section 9.2(a) properly and timely brought by Parent and/or Purchaser (including, without limitation, the provision of notice in accordance with the provisions of Section 10.1(b) below) shall not exceed the value of the Escrow Shares as of the Closing Date. The foregoing limitation on indemnification liability shall not be applicable for claims brought by Parent and/or Purchaser for a breach of Sections 6.11 (Contracts), 6.13 (Title), 6.15 (Environmental), 6.19 (Taxes), 6.20 (Proprietary Rights), 6.21 (Owership) or 6.28 (Univertical Transfer) of this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1  Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)  If to Parent or Purchaser, to:

Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Telecopy: 914-789-2856
Attention: Mark R. Baker, Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Telecopy: 212-259-6333
Attention: Donald Murray

(b)  If to Seller and, following dissolution of the Seller, to the Shareholder Designee, or the Shareholders, to:

UR Labs, Inc.
2015 Emily Court
Carson City, Nevada 89703
Attention: Eric L. Drell

with a copy (which shall not constitute notice) to:

Hale Lane Peek Dennison and Howard
5441 Kietzke Lane, Second Floor
Reno, Nevada 89511
Telecopy: 775/786-6179
Attention: James Newman

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 10.2  Expenses. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

Section 10.3  Successors and Assigns. No party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 10.4  Extension; Waiver. Any party hereto may, by written notice to the other parties hereto (in the case of the Shareholders, by delivery of written notice to or by the Shareholder Designee) (a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided that no such party hereto may, without the prior written consent of the other parties hereto, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 10.5  Entire Agreement. This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement and constitutes the entire agreement by and among the parties hereto.

Section 10.6  Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Parent, Seller and the Shareholders to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties hereto.

Section 10.7  Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Nevada (without regard to the conflict of law principles thereof). Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in any federal or state court located within Washoe County, Nevada. Each of the parties hereto hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Nevada state or federal court sitting in Washoe County, Nevada. Each of the parties hereby irrevocably waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby and thereby.

Section 10.8  Actions by Seller or the Shareholders. Where any provision of this Agreement indicates that Seller or the Shareholders will take any specified action (or refrain from taking any specified action) or requires Seller or the Shareholders to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Agreement specifically provides that the Shareholders will do so, the Shareholders shall cause Seller to take such action (or to refrain from taking such action, as applicable). The Shareholders will be responsible for the failure of Seller to take any such action (or to refrain from taking any such action, as applicable).

Section 10.9  Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same agreement. Facsimile and/or electronically delivered signatures to this Agreement and all Collateral Agreements executed in connection herewith shall be binding on the parties to this Agreement.

Section 10.10  Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.11  Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Parent on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.12  Publicity. Except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement or the Collateral Agreements without prior consultation with and consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.13  Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PROGENICS PHARMACEUTICALS, INC.

By:
Name: Mark R. Baker
Title: Senior Vice President and
General Counsel

PROGENICS PHARMACEUTICALS NEVADA, INC.

By:
Name:  Mark R. Baker
Title: Secretary

UR LABS, INC.

By:
Name:
Title:

SHAREHOLDERS:

Drell Family Trust U/A dated 4/28/88

Ethel Drell, Trustee

Eric L. Drell

Eliot R. Drell

[Agreement and Plan of Reorganization Signature Page]

EXHIBIT A

DEFINITIONS AND DEFINED TERMS

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

“Benefit Plans” shall mean “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe benefit plans, programs, policies, arrangements and contracts.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Nevada are authorized or required by law to close.

“Chicago License Agreement” shall mean the Option and License Agreement, dated May 8, 1985, by and between The University of Chicago and Seller, as amended by the Amendment to Option and License Agreement, dated September 17, 1987, by and between The University of Chicago and Seller and the Second Amendment to Option and License Agreement, dated March 3, 1989, by and between The University of Chicago, Arch Development Corporation and Seller, as thereafter may be amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” shall mean the Escrow Agreement, Bill of Sale, the Assignment and Assumption Agreement, Chicago License Assignment Agreement, URL-Goldberg Consent and Assignment Agreement, PGNX-URL Consent and Assignment Agreement and the other assignment or transfer documents delivered at the Closing.

“Compound” means any and all quarternary derivatives of noroxymorphone including in particular N-methylnaltrexone having the chemical structure C21H26BrNO4.

“Consent” shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

A1

“Contract” shall mean any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, written or oral, to which a Person is a party or by which a Person or its assets or properties are bound.

“Environmental Law” shall mean any Law relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance.

“Exclusive Sub-License Agreement” shall mean the Exclusive Sublicense Agreement by and between Seller and Parent, dated September 21, 2001.

“Goldberg Distributees” shall mean Suzanne Glink, Dr. Mark Goldberg and The Claudia Otee Trust.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“Hazardous Substance” shall mean any element, compound, substance or other material (including, without limitation, any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

“Know How” means all technology and information, including, without limitation, methods, processes, techniques, compounds, drawings, indications, data, results of tests or studies (including clinical studies performed with respect to the Compound, whether performed by or under the auspices of Seller, the Shareholders or the University), expertise and trade secrets, whether or not patentable, relating to the Compound or necessary or useful for the research, development, manufacture or commercialization of the products containing or consisting of the Compound which is owned or controlled by Seller and/or the Shareholders or in which Seller and/or one or more of the Shareholders has a license right.

“knowledge” shall mean the knowledge any Person would have after due inquiry.

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

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“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including, without limitation, licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Transferred Assets or the Assumed Liabilities or the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Business or (ii) the timely consummation of the transactions contemplated by this Agreement.

“Patent Rights” means any and all (a) U.S. or foreign patents, (b) U.S. or foreign patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all U.S. or foreign patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, and (d) any other form of government-issued right substantially similar to any of the foregoing.

“Permits” shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any of the Business or the Transferred Assets.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not material and not yet due and payable and which secure an obligation that is an Assumed Liability, (ii) Liens arising under sales Contracts and equipment leases with third parties entered into in the ordinary course of business which constitute Assumed Liabilities in respect of amounts still owing, which Liens are reflected in the Interim Financial Statements, and (iii) Liens for Taxes and other governmental charges that are not due and payable or delinquent.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“Proprietary Rights” means, collectively, any and all rights of the Seller in or to the Compound, including the Business Patents and the Know How, whether owned, controlled or held as an licensee.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

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“Shareholder Designee” shall mean Eric L. Drell.

“Taxing Authority” shall mean any national, provincial, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

“University” means the University of Chicago and its affiliates including, without limitation, ARCH Development Corp.

“URL-Goldberg Agreement” shall mean Amended and Restated Agreement dated as of June 11, 2001 by and between the Seller and the Goldberg Distributees.

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(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Assumed Contracts	2.1
Assumed Liabilities	3.1
Assignment and Assumption Agreement	5.2(a)(iii)
Audited Financial Statements	7.6
Azaribine	2.2
Balance Sheet	2.1(a)
Bill of Sale	5.2(a)(ii)
Bulk Sales Laws	8.9
Business	Recitals
Business Patents	6.20(a)
Chicago License Assignment Agreement	5.2(a)(iv)
Closing	5.1
Closing Date	5.1
Closing Date Shares	4.1(b)(i)
Common Stock	4.1(b)
Contract(s) Requiring Consent	6.11(b)
Disclosure Schedule	Preamble Article VI
Escrow Agreement	4.2
Escrow Agent	4.1(b)(ii)
Escrow Shares	4.1(b)(ii)
Excluded Assets	2.2
Financial Statements	6.8(a)
GAAP	7.6
Goldberg Consent and Assignment Agreement	5.2(a)(v)
Income Statement	2.1(a)
Indemnifying Parties	9.3(a)
Interim Financial Statements	6.8(a)
Losses	9.2
Parent	Preamble
Parent Financial Statements	7.6
Parent SEC Documents	7.5
Proceedings	6.6
Purchase Price	4.1(b)
Purchaser	Preamble
Purchaser Indemnified Parties	9.2
Retained Liabilities	3.2
Seller	Preamble
Shareholder(s)	Preamble
Shares	4.1(b)(ii)
URL Consent and Assignment Agreement	5.2(a)(v)
Tax(es)	6.19(i)(i)
Tax Return	6.19(i)(ii)
Transferred Assets	2.1
Univertical Assignment	6.28(a)
Univertical	6.28(a)

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EXHIBIT B

PATENTS AND PATENT APPLICATIONS

EXHIBIT C

ESCROW AGREEMENT

EXHIBIT D

FORM OF BILL OF SALE

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT F

CHICAGO LICENSE ASSIGNMENT AGREEMENT

EXHIBIT G

URL-GOLDBERG CONSENT AND ASSIGNMENT AGREEMENT

EXHIBIT H

PGNX-URL CONSENT AND ASSIGNMENT AGREEMENT

 EXHIBIT I

PATENT ASSIGNMENT

EXHIBIT J

REGISTRATION RIGHTS AGREEMENT

EXHIBIT K

CROSS RELEASE

ANNEX 2.1

BALANCE SHEETS, STATEMENTS OF UNAPPROPRIATED RETAINED EARNINGS AND SUMMARY OF OPERATIONS
FOR YEARS ENDED APRIL 30, 2004 AND APRIL 30, 2005